                                                                      EXHIBIT 21


                                 MP TELECOM, LLC
                           5301 Wisconsin Avenue, N.W.
                                    Suite 740
                              Washington, DC 20015
                                January 12, 2001

Manuel D. Medina, Chairman
Terremark Worldwide, Inc.
2601 South Bayshore Drive
Miami, Florida 33133

Dear Manny:

         This letter sets forth the binding agreement of (i) MP Telecom, Thomas Mulroy and Clifford J. Preminger (collectively, "MP") and (ii) Terremark Worldwide, Inc. ("Terremark") and Telecom Routing Exchange Developers, Inc. ("T-Rex") (collectively, "TWW") regarding the purchase, sale and exchange of various assets, all as more fully set forth below. All capitalized terms and phrases not expressly defined herein shall have the meanings ascribed to them in the Stock Exchange Agreement, dated February 22, 2000, among TWW (and a predecessor-in-interest), Thomas M. Mulroy and Clifford J. Preminger (the "Stock Exchange Agreement").

         1. TWW EQUITY INTERESTS AND T-REX ASSETS. At Closing (as defined in paragraph 10 below), TWW shall transfer and convey to MP (or its designee(s))
(i) all of its and any of its affiliate's equity ownership interests, if any, in and to those certain T-Rex branded "telecom hotel" projects located in (and/or deposits, claims or other rights with respect to) Cleveland, Ohio; Boca Raton, Florida; Hartford, Connecticut; Sterling, Virginia; and Chicago, Illinois, all as more fully set forth on SCHEDULE 1 attached hereto (collectively, the "Equity Interests"); and (ii) one hundred percent (100%) of the assets (the "Assets") of or otherwise pertaining to T-Rex, exclusive of (a) with respect to the TECOTA Building and TECOTA Owner, all tangible, intellectual and intangible assets (client lists, contacts, etc.), including, without limitation, contract rights (subject to paragraph 20 below), and books and records in connection with the operation of the TECOTA Building and TECOTA Owner, any so-called "promote" and equity interests, in the TECOTA Owner and, except as set forth in sub-paragraph 1.3(d) (relating to leasing commissions) and paragraph 20, any and all fees and agreements pertaining to the TECOTA Building or its operation, development or management and/or the TECOTA Owner (as those capitalized terms are defined in sub-paragraph 1.2 below), and including without limitation thereto(i) the management and leasing agreement (subject to paragraph 20 below and the leasing commissions pursuant to sub-paragraph 1.3(d)) and the development agreement for the TECOTA Building, including all payments of fees and

Manuel D. Medina, Chairman
Terremark Worldwide, Inc.
Page 2
February 27, 2001


reimbursements for property management and development services payable under the applicable agreements (at Closing, TWW shall indemnify and hold MP (or its designees) harmless from any liability, cost or expense associated with the management portion of the management agreement and development agreement for the TECOTA Building), (ii) the phone system, security system, lobby, kitchen equipment and furnishings and conference rooms furniture, secretarial work stations, and other furnishings and equipment located at the New York office and not transferred pursuant to operation of sub-paragraph 5.1 hereof or not conveyed to MP pursuant to the terms of paragraph 7 below, (and (iii) any interest of T-Rex in the lease for the New York office( collectively referred to herein as the "Excluded Assets").

                  1.1. PURCHASE PRICE. In consideration of the conveyance of the Equity Interests and the Assets, MP shall cause to be conveyed to TWW or its designee six hundred eight thousand six hundred (608,600) shares of common stock of Terremark and shall cause to be assumed those liabilities of T-Rex, as more fully set forth in this letter agreement, including, specifically, sub-paragraph 1.3(c) below (the "T-Rex Assumed Liabilities"). The Terremark stock shall be conveyed free and clear of any liens, security interests, claims or other encumbrances.

                  1.2      ENCUMBRANCES.

                           (A) T-REX COMPLETION GUARANTEE. T-Rex has heretofore issued its guarantee (the "T-Rex Completion Guarantee") of the timely completion of the approximately 750,000 square foot building commonly known as the Technology Center of the Americas, Miami, Florida (the "TECOTA Building") to the Technology Center of the Americas, LLC (the "TECOTA Owner") and has secured that guarantee with a negative pledge or similar interest/restriction relating to the CBH Promotes (as defined in paragraph 2 below). The parties shall, in accordance with paragraph 11 below, obtain all necessary releases and consents to release the T-Rex Completion Guarantee and the Promote Liens (as defined in sub-paragraph
                           2.1 below).

                           (B)      REQUIREMENTS OF BOCA LOAN AGREEMENT
                                    (MEZZANINE LENDER).

                                    (1) In order to complete the transfer of the Boca Equity Interest to MP or its designee, such transferee of the Boca Equity Interest (the "Boca Equity Transferee") shall execute a pledge of the Boca Equity Interest (in the form executed by TWW at closing on the acquisition of the Boca project) and all other documents and financing statements necessary to effectuate such pledge, with each such pledge, document and financing

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Manuel D. Medina, Chairman
Terremark Worldwide, Inc.
Page 3
February 27, 2001


                                    statement to be effective as of the date of Closing. TWW agrees (at no cost or liability to TWW except as otherwise expressly set forth elsewhere in this letter agreement) to cooperate with and assist MP (and such designee) in satisfying any reasonable requirements of Lehman Brothers in connection with such transfer

                                    (2) Each of TWW (together with any
                                    applicable affiliate thereof), T-Rex Boca,
                                    LLC and MP (together with any applicable affiliate thereof, including the Boca Equity Transferee) agrees to certify and confirm to Lehman Brothers that, as of the Closing, that no default exists under, and that there are no offsets, counterclaims or defenses against, the obligations evidenced and secured by that certain Loan Agreement (Mezzanine Loan) dated as of April 12, 2000 , or any of the loan documents or guaranties executed in connection therewith; provided, however, that MP shall indemnify and hold TWW harmless from any liability, cost or expense associated with such certification by TWW (and/or any applicable affiliate thereof) except to the extent that TWW has actual knowledge that such certification is untrue; and provided, however, that, for purposes of this subparagraph 1.2(B), the "actual knowledge" of TWW shall specifically exclude any TWW employees who are located at any of the CBH Projects and/or otherwise listed on SCHEDULE 4.1.

                  1.3      OPERATION OF T-REX.

                           1.3(a) Prior to the Delivery Date, TWW shall continue
to operate T-Rex in its normal fashion and shall continue to pay in a timely fashion all ordinary and customary business expenses of T-Rex, excluding, however any deposits or equity investments in transactions other than deposits funded prior to the date hereof, subject to the adjustments provided in this paragraph 1.3; provided, however, that, subject to the provisions of paragraph 20 and the provisions regarding leasing commissions set forth in sub-paragraph 1.3(d) below, the parties hereto understand, acknowledge and agree that all management, leasing and development income attributable to the agreements relating to the TECOTA Building shall continue to be earned by and payable to, and all expenses and obligations attributable to those agreements shall continue to be the sole responsibility of, TWW and excluded from the determination of income and expenses of T-Rex from and after the Adjustment Date (as defined below). It shall be solely the responsibility of MP to manage, supervise and operate the Assets after the Delivery Date; and each of TWW and MP agrees to cooperate with the other in good faith with respect to each of the foregoing, all in accordance with the terms of this letter agreement.

Manuel D. Medina, Chairman
Terremark Worldwide, Inc.
Page 4
February 27, 2001



                           1.3(b) Promptly after the date of countersigning this
Letter Agreement, TWW shall cause T-Rex to pay its outstanding and unpaid American Express bills, all employee reimbursements, and the unpaid portion of the Thirty Thousand Dollar ($30,000) relocation payment due to Paul McKernan, as more fully set forth on SCHEDULE 1.3(C)-2.

                           1.3(c) At the Delivery Date the income and expenses
for T-Rex shall be adjusted as of December 1, 2000 (the "Adjustment Date") through and including the Delivery Date. MP shall be responsible for all liabilities and expenses (including salaries of the T-Rex employees listed on SCHEDULE 4.1, rent, and the expenses of operating the T-Rex business pursuant to sub-paragraph1.3(a) above, but excluding any overhead allocation or other payment or reimbursement to TWW for services rendered or shared facilities other than MP's allocable share of the expenses of the New York office, as expressly provided in paragraph 7 below) incurred for the period from and after the Adjustment Date through and including the Delivery Date (determined on an accrual basis), including, without limitation, those liabilities and accrued expenses set forth on SCHEDULE 1.3(C)-1 (but specifically excluding the income and expenses attributable to the TECOTA Building agreements, as described in subparagraph 1.3(a) above), and shall be entitled to all receipts obtained by T-Rex on or after such date (determined on an accrual basis). MP represents and warrants that, to its actual knowledge, SCHEDULES 1.3(C)-1 AND 1.3(C)-2 hereof are true, correct and complete in all material respects as of the date hereof; provided, however, that MP hereby covenants and agrees that it shall be responsible for (and shall indemnify TWW against) all liabilities and expenses which are not expressly set forth on SCHEDULE 1.3(C)-2 (whether or not attributable to the period prior to, on or after the Adjustment Date), if the same were authorized by any T-Rex employees listed on SCHEDULE 4.1 and which liabilities and/or expenses are not actually known by TWW as of the date hereof.

                           1.3(d) TWW shall be responsible for all liabilities
and expenses incurred with respect to the period prior to the Adjustment Date (determined on an accrual basis), including, without limitation, those liabilities and accrued expenses set forth on SCHEDULE 1.3(C)-2, and shall be entitled to retain all receipts for the period prior to such date (determined on an accrual basis). TWW represents and warrants that, to its actual knowledge, SCHEDULES 1.3(C)-1 AND 1.3(C)-2 hereof are true, correct and complete in all material respects as of the date hereof; provided, however, that TWW hereby covenants and agrees that it shall be responsible for all liabilities and expenses which are not expressly set forth on SCHEDULE 1.3(C)-1 (whether or not attributable to the period prior to, on or after the Adjustment Date), if the same were authorized by any employees of TWW other than those listed on
SCHEDULE 4.1 and which are not actually known by MP as of the date hereof. Notwithstanding the foregoing, it is expressly agreed that MP shall be entitled to receive and retain all outstanding and unpaid leasing commissions of T-Rex as of the Adjustment Date and all leasing commissions earned by T-Rex thereafter through the Delivery Date (whether or not paid), including without limitation, any leasing commissions currently due with respect to Hartford and the entire leasing commissions in respect of the Global Crossing lease and the NAP lease at

Manuel D. Medina, Chairman
Terremark Worldwide, Inc.
Page 5
February 27, 2001


the TECOTA Building, irrespective of when paid, and the TECOTA Owner shall be responsible for the payment of all such leasing commissions pertaining to the TECOTA Building (the "Earned Commissions"). TWW shall cooperate and use commercially reasonable efforts to attempt to cause such commissions pertaining to the TECOTA Building to be funded by March 10, 2001; provided, however, that, in the event that such TECOTA Building commissions are not funded by March 10, 2001, TWW agrees to make an interest-free loan to MP in the amount of Two Hundred Fifty Thousand Dollars ($250,000) until such funding has occurred (in which event, such loan shall be paid out of such commission proceeds). MP shall be responsible for (and shall indemnify TWW against) the payment of the employee portion of all said commissions to Gerard Fay and/or David Spiewak (the "Employee Commissions") pursuant to the terms of their respective employment agreements (which shall be assumed by MP or its affiliate).

                           1.3(e) At Closing any net profit from the operation
of T-Rex from and after the Adjustment Date through and including the Delivery Date, as determined in accordance with this paragraph 1.3, shall be paid by TWW to MP in cash as an adjustment at Closing, and, similarly, any net loss attributable to such operation shall be paid by MP to TWW in cash as an adjustment at Closing. In addition adjustments relating to paragraph 7 shall be paid to TWW in a timely fashion in accordance with the terms thereof. The Escrow deposit of Nine Hundred Thousand Dollars ($900,000) shall at all times have a balance sufficient to pay the aggregate of these sums to TWW (to the extent not already paid to TWW pursuant to paragraph 12 hereof prior to the Closing) if any are due, and, in the event that the Boca Senior Lender (as defined therein) has not consented to the assignment of the Boca Agreements (as defined in paragraph 25 hereof) by the Closing, the additional sum of approximately Fifty Thousand Dollars ($50,000) to fund CBH Operating Expenses (as defined in paragraph 25 hereof) incurred by TWW pursuant to paragraph 25 hereof. The approximate sums shall be estimated and retained in Escrow for this purpose.

                           1.3(f) The Earned Commissions (as the same shall be
thereafter reduced by the Employee Commissions) shall be treated by the parties as third-party commissions earned by MP as and when received by MP under this letter agreement.

                  1.4 ALLOCATIONS OF TAX INCIDENTS. Company items of loss and deduction for calendar year 2000 and 2001 through Closing and otherwise attributable to the Equity Interests pursuant to the respective operating agreements shall be specially allocated to MP to the extent such allocations can be accomplished without liability or cost (other than nominal legal fees) to TWW, and MP shall agree to indemnity and hold TWW (and T-Rex) harmless with respect to any such loss allocations. TWW acknowledges that this is a material inducement to MP and agrees to cooperate in good faith to attempt to accomplish these loss allocations.

                  1.5 CONVEYANCE OF ASSETS. The conveyance and other documents effectuating the sale of the Equity Interests, the CBH Promotes (as defined below), the TECOTA Promotes (as defined below), the TECOTA Equity (as defined herein) and the other Assets, the assumption of the

Manuel D. Medina, Chairman
Terremark Worldwide, Inc.
Page 6
February 27, 2001


Assumed Liabilities and the other transactions contemplated herein shall include reasonable, customary mutual warranties, representations and indemnities, including an indemnity in favor of TWW similar to those described in this paragraph 1 in favor of MP. MP shall assume all obligations in respect of or relating to the CBH Promotes and the Equity Interests being transferred (including pursuant to any operating agreement, loan document, guaranty, acquisition, financing or operations agreement pertaining to any CBH Project and/or Equity Interest, indemnity or other written or oral agreement actually disclosed to, or written agreement actually known by, MP or any affiliate thereof at Closing pertaining to any of the CBH Projects and/or Equity Interests) and indemnify and hold harmless the transferor therefrom, and TWW shall assume all obligations in respect of or relating to the TECOTA Equity and the TECOTA Promotes being transferred (including pursuant to any operating agreement, loan document, guaranty, acquisition, financing or operations agreement pertaining to the TECOTA Building or the TECOTA Owner, indemnity or other written or oral agreement actually disclosed to, or written agreement actually known by, TWW, Manuel Medina or any affiliate of any of the foregoing) at Closing pertaining to any of the TECOTA Building or the TECOTA Owner) and indemnify and hold harmless the transferor therefrom. In furtherance of and not in limitation of any of the foregoing:

                           (A) MP agrees to cause to be funded, as and when due in accordance with the Operating Agreement of Cleveland Technology Center, LLC MP's (or its designee's) proportionate share of any "Mandatory Contribution Amount" (as defined in such Operating Agreement) required to be contributed thereunder, and MP further agrees to indemnify and hold Manuel Medina and/or M & R Partnership and TWW or any if its affiliates or predecessors in interest (the "TWW Parties") harmless from and against any loss, cost or damage resulting from any claims or obligations under that certain Agreement to Fund dated February 29, 2000 (the "Agreement to Fund").

                           (B) MP further agrees to assume, and to indemnify against, all personal recourse obligations, if any, of the TWW Parties under the Operating Agreement for each of the CBH Projects or under any other agreement (whether oral or written) actually disclosed to or known by MP as of the Closing pertaining to any of the CBH Projects and/or any of the Equity Interests, including any obligation to provide any guarantee to any non-recourse carve-outs with respect to the financing or refinancing of any indebtedness of any CBH Project, and MP agrees to release and discharge and to cause Thomas M. Mulroy and Clifford J. Preminger to release and discharge the TWW Parties from any indemnification or other agreement pertaining to any CBH Project and/or Equity Interest

Manuel D. Medina, Chairman
Terremark Worldwide, Inc.
Page 7
February 27, 2001


                           (whether oral or written) to which only two (2) or more of MP, TWW, Manuel Medina, Thomas M. Mulroy and/or Clifford J. Preminger (or any affiliate of any of the foregoing) are the sole parties.

                           (C) TWW agrees to assume, and to indemnify against, all personal recourse obligations of Clifford J. Preminger, Thomas M. Mulroy and T-Rex Miami, LLC under the TECOTA Operating Agreement (as defined below), including, specifically, the obligations contained in Section 13.26 of the TECOTA Operating Agreement, or under any other agreement (whether oral or written) actually disclosed to or known by any of the TWW Parties as of the Closing pertaining to the TECOTA Building or the TECOTA Owner, including any obligation to provide Clifford J. Preminger's and/or Thomas M. Mulroy's personal guarantee to any non-recourse carve-outs with respect to the financing or refinancing of any indebtedness of the TECOTA Building or the TECOTA Owner, and TWW agrees to release and discharge and to cause Manuel Medina to release and discharge each of Clifford J. Preminger and Thomas M. Mulroy (and each of his respective affiliates) from any indemnification or other agreement pertaining to the TECOTA Building or the TECOTA Owner (whether oral or written) to which only two (2) or more of MP, any of the TWW Parties, Thomas
                           M. Mulroy and/or Clifford J. Preminger (or any affiliate of any of the foregoing) are the sole parties.

                  1.6 ASSIGNMENT AND AMENDMENT OF CBH AGREEMENTS. In connection with the assignment of the CBH Agreements to MP (or its designee) and any amendments to any such agreements relating thereto under this letter agreement, each of MP and such designated transferee of the CBH Agreements shall deliver the CBH Agreements and executed assignments of management agreements to the Escrow on the Delivery Date and shall further deliver to the Escrow upon request by Lehman Brothers a collateral assignment of such agreements and/or subordination of management fees for such agreements to Lehman Brothers in the form executed by T-Rex at the closing on the acquisition of each of the Cleveland, Boca and Hartford T-Rex projects (the "CBH Projects"). It is understood and agreed that any such assignment of any of the CBH Agreements is subject to the rights of Lehman Brothers under the applicable loan documents of each such project. TWW agrees (at no cost or liability to TWW except as otherwise expressly set forth elsewhere in this letter agreement) to cooperate with and assist MP (and such designee) in satisfying any reasonable requirements of Lehman Brothers in connection with such assignment and amendment of the CBH Agreements.

Manuel D. Medina, Chairman
Terremark Worldwide, Inc.
Page 8
February 27, 2001


         2. EXCHANGE OF PROMOTE INTERESTS. At Closing (i) TWW shall transfer to MP or its designee all of TWW's right, title and interest in and to its so-called "promote" interest in the T-Rex projects located in Cleveland, Ohio; Boca Raton, Florida; and Hartford, Connecticut (the "CBH Promotes"), and (ii) MP shall transfer and convey to TWW or its designee all of MP's right, title and interest in and to its so-called "promote" interest in the TECOTA Owner (the "TECOTA Promote") all subject to the other provisions of this letter agreement, including, specifically, paragraph 1.5 hereof and this paragraph 2 below.

                  2.1 ENCUMBRANCES. The TECOTA Promote shall be conveyed free and clear of any liens, security interests, claims or other encumbrances except as otherwise set forth in paragraphs 1.2 and 1.5 hereof. It is acknowledged that the CBH Promotes presently are encumbered by a lien, pledge or security interest securing the T-Rex Completion Guarantee (the "Promote Liens"). The CBH Promotes shall be conveyed at Closing free and clear of the Promote Liens and subject to no other liens, security interests, claims or other encumbrances except as otherwise expressly set forth in paragraphs 1.2 and 1.5 hereof. The parties agree to obtain all consents for which they are responsible under paragraph 11 below in order to secure the release of the Promote Liens prior to the Delivery Date. In furtherance of the foregoing, TWW agrees to cause Terremark to substitute itself, absolutely, irrevocably and unconditionally, as a guarantor of the obligations guaranteed under the T-Rex Completion Guarantee by executing the exact same form of completion guarantee that T-Rex signed at the closing of the TECOTA transaction in order to obtain the release of the Promote Liens and otherwise in such a manner as if Terremark was the original guarantor under the T-Rex Completion Guarantee.

         3. TECOTA EQUITY. At Closing, MP shall cause to be conveyed to TWW or its designee (i) all of its right, title and interest in its equity interest in the TECOTA Owner and the TECOTA Building, including, without limitation, its Two Hundred Two Thousand Dollar ($202,000.00) capital contribution therein (the "TECOTA Equity"), free and clear of any liens, claims, security interests or other encumbrances except as otherwise expressly set forth in paragraphs 1.2 and
1.5 hereof, and (ii) based upon the average closing price for Terremark common stock for the last five (5) trading days of calendar year 2000, seven hundred ninety-one thousand four hundred (791,400) shares of common stock in Terremark (such stock also to be free and clear of any liens, security interests, claims or other encumbrances). In consideration of such conveyances, TWW shall pay to MP (or its designees) the aggregate sum of Nine Hundred Thousand and 00/Dollars ($900,000.00) in cash at Closing, subject to all applicable Closing and other adjustments set forth in this letter agreement; provided, however, that such sum shall be paid and delivered to the Escrow (as defined below) in immediately available funds on the Delivery Date (as defined below) and deposited into an interest-bearing escrow account; and provided, further, that TWW shall have the right upon written notice to MP (but without its consent) to reduce such sum to be delivered in Escrow by the amount, if any, which TWW is entitled to withdraw from the Escrow pursuant to paragraph 10 hereof. Any interest earned on the Escrow deposit shall be paid to MP at Closing.

Manuel D. Medina, Chairman
Terremark Worldwide, Inc.
Page 9
February 27, 2001



         4.       T-REX EMPLOYEES.

                  4.1 GENERALLY. At Closing, TWW shall cooperate to transition all employee benefits for T-Rex employees to the extent transferable, including, without limitation, any COBRA benefits. Because TWW does not recognize accrued and unpaid annual bonuses and vacation time, such items shall not be pro-rated as of the Adjustment Date, although salaries shall be pro-rated. At the Delivery Date the employees listed on SCHEDULE 4.1 attached hereto shall become the employees of MP (or its designee), and MP (or such designee) shall assume any existing employment agreements of such employees, all subject to the consent of such employees. Prior to the Delivery Date, TWW shall not modify or change in any respect the employment agreements or employment relationships with any of the employees listed on SCHEDULE 4.1, except as directed by MP. MP shall obtain and deliver to the Escrow on or before the Delivery Date releases in favor of TWW from the individuals listed on SCHEDULE 4.1 who have employment contracts with TWW for all obligations under such employment contracts, excepting only the obligations regarding stock options as set forth in subparagraph 4.2 below.

                  4.2 NON-SOLICITATION AND NON-HIRING OF EMPLOYEES. During the twenty-four (24)- month period from and after the Delivery Date, (i) MP (including any affiliate thereof) agrees that it will not solicit the employment of or otherwise hire any employees of TWW which are employed by TWW as of the date hereof other than those employees listed on SCHEDULE 4.1, without the written consent of TWW, and, (ii) TWW (including any affiliate thereof) agrees that it will not solicit the employment of or otherwise hire any employees listed on SCHEDULE 4.1, without the written consent of MP.

                  4.3 STOCK OPTIONS. The employees on SCHEDULE 4.1 were granted options to purchase shares of the common stock of Terremark (the "Options") as part of their employment, as evidenced by an option agreement between each such employee and TWW (the "Existing Option Agreements"). Terremark shall offer to enter into an agreement with each such employee on the Delivery Date (each, an "Amended Option Agreement"), pursuant to which it shall continue to honor the Existing Option Agreement with such employee and thereby keep the Options available for exercise subject to vesting on the same time schedule and for the same strike price as set forth under the Existing Option Agreements. The only conditions to the exercise of any of the Options under the Amended Option Agreements (and the resulting acquisition of the Terremark stock) shall be (i) the payment to Terremark of the strike price for the Options in question, (ii) the continued employment of such employee by MP (or an affiliated company) and
(iii) compliance with the Amended Option Agreements (which shall be substantially similar to the Existing Option Agreements except as set forth in this paragraph 4.2) in the same manner as if such employee had been employed by TWW, but after substituting such new employer for TWW where appropriate.

Manuel D. Medina, Chairman
Terremark Worldwide, Inc.
Page 10
February 27, 2001


Terremark represents and warrants that stockholder approval is not required for it to enter into the Amended Option Agreements and agrees to take whatever action is necessary prior to the Delivery Date (as defined below) to allow for the foregoing, including, without limitation, obtaining Board of Directors approval for the amendments to the Existing Option Agreements, if required; provided, however, that TWW shall indemnify and hold MP (and each such employee) harmless from any loss, cost or damage arising from TWW's failure to obtain Board of Directors approval. MP shall promptly advise Terremark of the termination of the employment of any employee entitled to the Options and shall indemnify TWW for any loss incurred by it as a result of the failure to so notify TWW.

         5.       ASSETS.

                  5.1 The Assets shall include, without limitation, the employment contracts (or employment relationship for those employees without written contracts) of the employees listed on SCHEDULE 4.1, the names "T-Rex", "T-Rex Technology Center", "T-Rex Developers" and "Telecom Routing Exchange Developers, Inc.", the T-Rex logo, all intellectual property of T-Rex (client lists, contacts, etc.), contract rights [including, without limitation, all property management, development and leasing contracts (the "CBH Agreements"), all books and records with respect to the operation of T-Rex, the property management and accounting software presently used in connection with the operation of T-Rex at Boca Raton, the T-Rex web page and web site presently in development, and all other tangible and intangible assets capable of being transferred and which are used in connection with the operation of the business affairs of T-Rex, excepting only the Excluded Assets. The Assets also shall include (a) with respect to each employee of T-Rex the following items used primarily by that employee: (i) cell phone, (ii) computer and printer, (iii) miscellaneous office equipment (E.G., calculators, Palm Pilots, Blackberrys, etc.), and (iv) desk, chairs, credenza, file cabinets or similar office furnishings and (b) all furnishings, fixtures, equipment, supplies and other assets owned by TWW and located at the Washington, D.C. office or such items that are located at the T-Rex Technology Center @ Boca Raton, the T-Rex Technology Center @ Cleveland or the T-Rex Technology Center @ Hartford and used in connection with the management, leasing or development of any such property. All Assets shall be conveyed free and clear of any liens, security interests, claims or other encumbrances except as otherwise expressly set forth in paragraphs 1.2 and 1.5 hereof.; provided, however, that "Assets" shall expressly exclude any such assets described in this paragraph 5.1 which are leased by TWW unless such lease is assumable and MP (and its affiliated assignee, if applicable) agrees to expressly assume such lease.

                  5.2 NAMES. At the Delivery Date (i) TWW shall cause T-Rex to change its name and thereafter shall not use the T-Rex name or logo or assert any affiliation with T-Rex, and (ii) MP shall not use the Terremark name or logo or assert any affiliation with TWW. After the Delivery date MP may use the name T-Rex .

         6. TRANSITION. TWW shall cooperate in good faith with MP to effect an orderly, smooth and seamless transition of the operation of T-Rex from TWW

Manuel D. Medina, Chairman
Terremark Worldwide, Inc.
Page 11
February 27, 2001


control to MP control. In furtherance of the foregoing (but not in limitation thereof), for a period of ninety (90) days after Closing, Susan Traino, or such other qualified employee(s) as TWW shall select, shall be assigned on a non-exclusive basis by TWW to coordinate the transition of all accounting and business functions of T-Rex in connection with T-Rex's responsibilities for property and asset management, investor relations, lender reporting, and general corporate accounting.

         7.       NEW YORK OFFICE RENT.

                  7.1 MP shall reimburse TWW for one-half (1/2) of the office rent and related occupancy expenses (I.E., phone lease, phone bills for local access, rent tax and similar items) for TWW's New York office for the period from and after the Adjustment Date through the Closing, ,in accordance with the provisions of paragraph 7.2 below, with adjustments at Closing if any sums remain unpaid.

                  7.2 From and after the Delivery Date MP may continue to remain in the TWW New York office comprising approximately one half (1/2) of that office, but if it elects to do so it shall be responsible for, and shall timely pay to TWW, one-half (1/2) of the rent and related occupancy expenses of such office for such time as it remains in that space; provided, however, that, MP shall have the right to vacate the New York office on or before January 31, 2001; and provided, further, that, if MP elects to continue to occupy such office after January 31, 2001 (a) MP may thereafter voluntarily vacate on thirty
(30) days' prior written notice to TWW, and (b) MP shall be obligated to vacate on thirty (30) days' prior written notice from TWW, time being of the essence. It is understood and agreed that MP shall have no right to take over the New York office pursuant to TWW's or its affiliate's lease, and it is further understood and agreed that, if MP fails to vacate the New York office on or before that date required by this paragraph 7, Thomas Mulroy and Clifford J. Preminger, jointly and severally, shall indemnify and hold TWW and Terremark Northeast, Inc. harmless against any liability, loss, cost or damage arising from such failure. The charges incurred hereunder shall be billed to MP not less than five (5) days before the end of each calendar month in advance, and shall be due on the later of the end of the month or five (5) days after receipt of such invoice, except that charges for the month of January, 2001 shall be paid on or before the later of the end of the month (or, if sooner, the date that MP vacates the New York office) or five (5) days after receipt of an invoice for January charges. An adjustment of outstanding charges, if any, shall also be done at the Closing, provided that an invoice of outstanding charges has been provided to MP at least two (2) business days prior to such date. Prior to Closing and provided that the five (5)-day notice of outstanding charges set forth in this paragraph 7.2 has been provided to MP, sums due under this paragraph may be withdrawn from the Escrow by TWW as the same become due, at TWW's option. If any sums are not paid as due, MP will be in default under this agreement.

Manuel D. Medina, Chairman
Terremark Worldwide, Inc.
Page 12
February 27, 2001


         8. STOCK LOCK-UP. Upon execution hereof, (i) Thomas Mulroy, Clifford J. Preminger, Steven M. Glazer, Gary R. Siegel, and their respective spouses and family trusts (collectively, the "MP Group"), and (ii) Manuel D. Medina, Brian Goodkind, Aviva Budd, and Michael Katz, and their respective spouses, family members and other affiliates (collectively, the "TWW Group") shall each agree in writing that, from and after the date of Closing until December 25, 2001, they will contractually restrict the stock that they own in Terremark (including options to acquire stock of Terremark and further including the Terremark common stock conveyed to TWW or its designee pursuant to paragraphs 1.1 and 3 hereof, the "TWW Stock") so that, during such restriction period, each such group shall be entitled to sell or otherwise transfer in the aggregate not more than twenty-five thousand (25,000) shares of common stock of TWW during any trading day nor more than three hundred thousand (300,000) shares in the aggregate of TWW stock in any calendar month. MP, for and on behalf of the MP Group, represents and warrants that it owns seven million one hundred forty thousand six hundred (7,140,600) shares in the aggregate of TWW Stock and that Clifford
J. Preminger owns options to acquire an additional one hundred thousand (100,000) shares of TWW Stock as of the date hereof which he acquired as a member of the Board of Directors of Terremark (33,333 of which are currently vested and the balance of 66,667 to be vested pursuant to paragraph 15 hereof), and TWW, for and on behalf of the TWW Group, represents and warrants that it owns thirty-eight million five hundred fifty thousand nine hundred five (38,550,905) shares in the aggregate of TWW Stock and options to acquire an additional five hundred fifty thousand (550,000) shares of TWW Stock as of the date hereof. TWW agrees immediately following the execution of this letter agreement that it will authorize the transfer on its books of Two Million Five Hundred Thousand (2,500,000) shares of Terremark Stock to a brokerage account in the name of The 1999 Mulroy Family Trust, and, upon request, any other TWW Stock issued in connection the acquisition of T-Rex by TWW, subject to any applicable contractual volume restrictions set forth in this paragraph.

                  9. RELEASES/TERMINATION OF STOCK EXCHANGE AGREEMENT. At Closing, TWW and Manuel D. Medina ("Medina") shall deliver to MP, and MP shall deliver to TWW and Medina, complete and unconditional general releases, including but not limited to, releases of any claims, known or unknown, fixed, contingent or liquidated, which either may have against the other arising out of or pertaining to T-Rex, the Assets, the Equity Interests, the CBH Promotes, the TECOTA Equity, the TECOTA Promote, ColoConnection, Inc., the Stock Exchange Agreement, TerreNAP Data Centers and any other business transactions and relationships between them, excluding only claims arising out of the express provisions of this Letter Agreement or any agreements executed and delivered at Closing (each, a "Release"). Without limiting the generality of the forgoing, each Release shall specifically provide that (i) the Stock Exchange Agreement shall terminate with respect to any continuing or ongoing obligations or responsibilities thereunder; (ii) all rights, obligations, representations, agreements and covenants set forth in paragraphs 3, 4, 5, 6, 13 and 19 of the Stock Exchange Agreement and the agreements with respect to co-location businesses set forth in paragraph 20 of the Stock Exchange Agreement (including, without limitation, the NAP and ColoConnection, Inc.) shall be terminated and of no further force and effect from and after the date of Closing, and all parties to the Stock Exchange Agreement and hereto shall be thereafter free to engage

Manuel D. Medina, Chairman
Terremark Worldwide, Inc.
Page 13
February 27, 2001



independently in whatever businesses they shall elect to pursue in the future without any obligations to, rights of or claim by any other party; (iii) TWW expressly waives any right to participate in an expansion of any of the T-Rex facilities in Cleveland, Hartford, Boca or Chicago; (iv) the Release to be delivered by MP expressly shall waive any right to participate in any expansion of the TECOTA Building; (v) the parties acknowledge the termination of the Stock Exchange Agreement and the waiver of any claims arising thereunder; and (vi) the parties acknowledge that each of them releases any claim to the other's rights to any present or future co-location business (including ColoConnection, Inc.), real estate venture, so-called promote interest, or any present or future "NAP" facility owned or engaged in by the other. Nothing contained in this letter agreement, including, specifically, this paragraph 9, shall constitute a release of any entitlement to a leasing commission in favor of TWW or any affiliate thereof (including Terremark Realty) in the event of a sale of all or part of the undeveloped land at the Boca project to Mr.Ghitis on terms acceptable to the owner of the Boca project.

         10.      ESCROW.

                  (A) All assignments, agreements, indemnifications, releases, bills of sale, amendments, instruments, stock powers and other documents (including consents) required to be performed by the parties under this letter agreement at, on or before Closing shall be made, and performance shall be satisfied, by delivery of such documents in escrow to the law firm of Broad & Cassel (the "Escrow Agent") on or before January 23, 2001 (the "Escrow"), time being of the essence. Closing shall occur and the Escrow shall be disbursed on February 23, 2001 without condition (the "Closing"). Failure to deliver any such documents on January 23, 2001 shall be a default hereunder. Assuming all documents are delivered as required in accordance with the terms of this letter agreement, no further action shall be required to disburse the escrow on February 23, 2001. From and after the Delivery Date (as defined below), however, MP shall have the right to use and operate the Assets and the business of T-Rex represented by the Assets (collectively, the "Business") and shall be entitled to receive all income from the operation of the Business (and shall be responsible for all expenses associated therewith). MP may, upon written notice to TWW, draw upon the cash portion of the Escrow at any time (but in no event more than twice during any thirty
                  (30)-day period) without any required consent to fund any operating expense or cash flow shortfall in connection with the operation of the Business or the funding of any sums due in connection with any of the Equity Interests; provided,

Manuel D. Medina, Chairman
Terremark Worldwide, Inc.
Page 14
February 27, 2001


                  however, that in no event shall MP draw upon the cash portion of the Escrow in excess of any amount owed by MP to T-Rex as determined pursuant to paragraph 1.3 and paragraph 7 hereof as of the Delivery Date; and provided, further, that, in the event that TWW reasonably determines at the time of the funding of the Escrow or at any other time during the period of the Escrow that there are likely to be net adjustments in favor of TWW pursuant to paragraphs 1.3 and/or 7 hereof, TWW may, upon written notice to MP, draw upon the cash portion of the Escrow at any time (including upon the funding of the Escrow, but in no event more than twice during any thirty
                  (30)-day period after the Delivery Date)) without any required consent in order to fund any such net adjustment reasonably anticipated in favor of TWW, all of which sums to be reconciled and adjusted at Closing.

                  (B) The parties hereto acknowledge and agree that the fact that the Escrow Agent is acting as escrow agent pursuant to Escrow shall not preclude the Escrow Agent from representing TWW or any affiliate thereof with regard to the enforcement or defense of this letter agreement, any documents executed and delivered in connection herewith or any other matter, and the parties hereto have specifically waived any actual or theoretical conflicts that exist or arise from the Escrow Agent's fiduciary duties under the Escrow; provided, however, that, in the event that any material dispute arises under this letter agreement after the Delivery Date and before the Closing, the Escrow Agent shall, at the written request of TWW or MP (with notice thereof to the other party), agree immediately to resign as Escrow Agent and to appoint a substitute escrow agent reasonably acceptable to TWW and MP if Escrow Agent elects to represent TWW or any of its affiliates in any dispute relating to this letter agreement.

         11. CONSENTS. It is understood that it is necessary to obtain (i) various consents of the lenders to and members of the respective limited liability companies in respect of the transfer of the CBH Promotes and the Assets, including the assignments and assumptions of the various management, development and leasing agreements referenced herein; (ii) the consent of the investors in the TECOTA Building to the release of the Promote Liens and the transfer of the membership interests therein; (iii) all applicable releases and consents with respect to the T-Rex Completion Guarantee in order to effectuate the transactions contemplated herein free and clear of any such liens, encumbrances and claims except as otherwise expressly set forth in paragraphs
1.2 and 1.5 hereof; (iv) the approval of the Board of Directors of Terremark;
(v) the consent of the TECOTA Owner to subcontracting the leasing under the TECOTA Building management and leasing agreement to MP as provided in paragraph 20 of this letter agreement and (v) such other consents and/or releases as may be required to effectuate the transactions contemplated herein. The parties agree to obtain those consents on or before the Delivery Date; provided, however, that MP shall be solely responsible for obtaining any consents and releases required of Lubert-Adler, William C. Smith, Jr., the "Solomon Group",

Manuel D. Medina, Chairman
Terremark Worldwide, Inc.
Page 15
February 27, 2001



Lehman Brothers Holdings ,Inc. ("Lehman Brothers"), Sheldon Rubin and Angelo Gordon, and TWW shall be solely responsible for obtaining the consents and releases required of Calor and Barrow Street (Greenhill) and the Board of Directors approval of Terremark; provided, however, that, if at any time, a release from or consent of Ocean Bank is required to effectuate any of the transactions contemplated hereunder, it shall be TWW's sole responsibility to obtain such release and/or consent (or any applicable waiver thereof) within thirty (30) days after the earlier of (i) receipt of a written request thereof from MP or any of its agents or affiliates, or (ii) receipt of written notice by TWW (or any affiliate thereof) or the TECOTA Owner from Ocean Bank or any of its agents or affiliates. Failure to timely obtain any of the consents, releases and/or approvals required hereunder and deliver them to the Escrow by the Delivery Date shall be a default by the responsible party under this letter agreement.

         12. DELIVERY DATE. Each of the parties hereto (and their respective affiliates or other persons or entities for which such party is responsible, as applicable), shall be obligated to (and hereby covenants and agrees to) deliver all applicable conveyancing documents, indemnifications, releases, consents and other documents, agreements and records required to be delivered under this letter agreement (and/or any other agreement executed in connection herewith) prior to Closing to the Escrow on or before January 23, 2001 (the "Delivery Date"), time being of the essence.

         13. NAP LEASE. At Closing, TWW shall cause its subsidiary, TERRENAP (as operator of the NAP space in the TECOTA Building) to agree to provide to MP (or any affiliate thereof) from time to time upon request, so-called V-LAN connections into the NAP of the Americas at then prevailing market rates, so that MP (or such affiliate) can connect buildings it develops directly into the NAP. To the extent that current V-LAN technology is improved and/or superceded in the future, TERRENAP shall make such new technology available to MP (or such affiliate) in a similar fashion. TERRENAP shall advise MP in writing upon the earlier to occur of the licensing of ninety percent (90%) of the raised floor space in the NAP or the licensing of all but 20 of the 4 inch conduits allotted to the NAP so that MP shall have an opportunity, at prevailing market rates (but in no event shall such rates be higher than the most favorable lease or sale to a similarly situated tenant) and within 15 days after receipt of such notice to license the use of: (i) at least one hundred (100) square feet of space (or sufficient space to locate five (5) equipment racks) and (ii) at least eight (8) four (4)-inch conduits into the NAP space at the TECOTA Building. With regard to the conduits, MP acknowledges that it is not and has no plans to be a carrier and that current NAP rules do not allow the use of such conduit by any entity

Manuel D. Medina, Chairman
Terremark Worldwide, Inc.
Page 16
February 27, 2001


other than carriers who are customers of the NAP. As a result, absent a change in rules of the NAP, MP's right hereunder with regard to the conduits is solely to designate carriers that it wants to license the use of the conduits and such carriers, as a condition thereto, must be customers of the NAP and comply with all rules of the NAP. In addition, if MP elects to license raised floor space at the NAP, it must adhere to all rules of the NAP. All references to NAP rules in this paragraph shall refer to then existing, consistently applied rules of the NAP as established and modified by TERRENAP from time to time and in its sole discretion. All rights and obligations of this paragraph 13 shall terminate on the earlier of: (i) December 31, 2002, or (ii) fifteen (15) days subsequent to the giving of the written notice required by this paragraph 13 from TERRENAP to MP.

         14. T-REX BOARD . TWW expressly agrees that it shall not prohibit Joe Wright from serving on the Board of Directors (or similar management committee) of MP (or its designee(s)), including any successor-in-interest to MP in connection with the operation of the Assets or otherwise. Tom M. Mulroy and Clifford J. Preminger agree to resign as Directors and Officers of T-Rex on the Delivery Date and to submit such resignations to TWW as part of the Delivery Date performance under this letter agreement.

         15. TERREMARK BOARD. Subject to performance by TWW as of the Delivery Date under this letter agreement, on the Delivery Date, Clifford J. Preminger shall resign from the Board of Directors of Terremark in such manner as Terremark shall reasonably require and confirm that he is not resigning by reason of any disagreement with Terremark and will confirm that in writing at Terremark's request. Upon such resignation, Terremark shall immediately vest the number of Terremark stock options that would have vested on September 21, 2002 had Mr. Preminger remained a member of the Board of Directors until said date. From and after the date hereof and prior to the Delivery Date, Clifford J. Preminger agrees to waive notices of all Board of Directors meetings as Terremark shall request and shall further agree not to attend any such Board of Directors meetings prior to the Delivery Date.

         16. PAYMENT OF OUTSTANDING FEES. At Closing, TWW shall pay the presently outstanding invoice of Preminger & Glazer in the amount of $15,824.95 (invoice number 3340), dated October 31, 2000, in respect of legal services heretofore performed for and on behalf of ColoConnection, Inc.

         17. PRESS RELEASES; NO DISPARAGEMENT. All proposed press releases or other announcements concerning the transaction described herein shall be reviewed and approved by MP and TWW prior to issuance. In that regard, the TWW press release attached hereto as schedule 17 is specifically approved by the parties for issuance upon the execution of this Agreement. From and after the Delivery Date, neither any party nor any of its affiliates shall, in any way denigrate or derogate any other party or any of such parties' affiliates or any officer, director, manager or member thereof whether or not such denigrating or derogatory statements shall be true and are based on acts or omissions which are learned from and after the Delivery Date or on acts or omissions which occur from and after the Delivery Date.

Manuel D. Medina, Chairman
Terremark Worldwide, Inc.
Page 17
February 27, 2001


         18. COUNTERPARTS/FACSIMILES. This Letter Agreement may be signed in multiple counterparts, which shall comprise a single binding agreement. Additionally, the parties shall be entitled to rely upon facsimile signatures to the same extent as ink originals.

         19. CONTINUATION OF INSURANCE. TWW agrees to continue in effect its current policies of E&O, D&O and similar insurance with respect to T-Rex for a period of twelve (12) months following Closing.

         20.      LEASING AT THE TECOTA BUILDING.

                  20.1     AGREEMENT.

                           (A) The parties agree that, asset management, the management and leasing agreement and the development agreement for the TECOTA Building (the "TECOTA Management Agreements") shall remain with T-Rex , and T-Rex shall simultaneously with the Delivery Date enter into an agreement with MP (or its affiliate) in accordance with the provisions of this paragraph 20.1 which retains MP (or its affiliate) as T-Rex's subcontractor and the exclusive leasing agent for the property (the "Exclusive Agency Agreement") for a term expiring when the telecommunications space of that building is initially fully leased and otherwise on substantially the same terms as the applicable provisions of the TECOTA Management Agreements relating to leasing activities. Said Exclusive Agency Agreement shall provide that T-Rex shall have the right to terminate MP prior to the expiration date above described as the exclusive leasing agent only upon the occurrence of a "Leasing Failure", subject to the provisions set forth in this paragraph 20.1 below. As used herein, a "Leasing Failure" shall mean that MP (or its affiliate) shall:

                                    (i)     fail to Lease an additional 75,000
                                            square feet of rentable area in the
                                            TECOTA Building between the date
                                            hereof and March 31, 2001;

                                    (ii)    fail to Lease an aggregate of
                                            225,000 square feet of rentable area
                                            in the TECOTA Building between the
                                            date hereof and June 30, 2001; or

                                    (iii)   fail to Lease an aggregate of
                                            375,000 square feet of rentable area
                                            in the TECOTA Building between the
                                            date hereof and September 30, 2001.

Manuel D. Medina, Chairman
Terremark Worldwide, Inc.
Page 18
February 27, 2001


                           (B) As used in this sub-paragraph, "Lease" means (a) a lease agreement signed by the TECOTA Owner and a tenant, or (b) a lease agreement signed by a tenant and meeting the requirements of a "Qualified Lease" as such term presently is defined in the Operating Agreement of the TECOTA Owner (the "TECOTA Operating Agreement"); or (c) the delivery by MP (or its affiliate) to the TECOTA Owner of a binding proposal signed by a tenant that meets the standards of a Qualified Lease.

                           (C) Notwithstanding anything contained in this paragraph 20.1, nothing contained in this letter agreement shall modify the conditions under which a leasing commission may be earned by and payable to MP (or such affiliate), as expressly set forth in the applicable provisions o f the TECOTA Management Agreement and incorporated into the Exclusive Agency Agreement, and, in addition, the requirement that each lease shall be approved by the mortgagee of the TECOTA Building under the terms of the mortgage encumbering the TECOTA Building, if such approval is required thereunder.

                           (D) Notwithstanding a termination of the Exclusive Agency Agreement, the TECOTA Owner shall remain obligated to pay commissions in respect of leases subsequently entered into with tenants introduced to the TECOTA Building by MP (or its affiliate) prior to termination, in the same manner as set forth in the TECOTA Management Agreements and the provisions of paragraph 20.1 above, which provisions shall be incorporated into the Exclusive Agency Agreement.

                           (E) Notwithstanding anything contained in this letter agreement or the Exclusive Agency Agreement to the contrary, T-Rex shall have no right to exercise a termination of the Exclusive Agency Agreement after a Leasing Failure without the written approval of at least two (2) out of three (3) of the following: (i) Eric Woolworth, representing Calor Development Limited, Ltd; (ii) Robert Greenhill, representing Barrow Street Tecota, L.P.; and (iii) Dean Adler, representing LA Ref III Telecom Miami, LLC, LA Parallel III Telecom Miami, LLC, LA Ref II Telecom Miami, LLC, LA Parallel II Telecom Miami, LLC, and LA Capital III Telecom Miami, LLC. Each of the representatives listed above may be substituted for by their respective representative groups upon written notice to T-Rex. This provision of this letter agreement and of the Exclusive Agency Agreement cannot be modified or amended without the written approval of a majority of such representatives.

Manuel D. Medina, Chairman
Terremark Worldwide, Inc.
Page 19
February 27, 2001


                           (F) Notwithstanding anything contained in this paragraph 20.1 to the contrary, (i) nothing contained in the Exclusive Agency Agreement shall modify or amend any provision of the TECOTA Management Agreements; (ii) the provisions of the Exclusive Agency Agreement shall be subordinate to the TECOTA Management Agreements and, including without limitation thereto, the right of termination thereunder, which provisions shall override the provisions of termination of the Exclusive Agency Agreement; and (iii) TWW agrees not to modify any provisions of the TECOTA Management Agreement if such modification would conflict with any provision of the Exclusive Agency Agreement without the express written consent of MP (or such affiliate) in its sole discretion.

                  20.2 TENANT BROKERAGE. MP (or its affiliate) agrees to recognize TWW as the tenant broker in connection with any lease or expansion space hereafter entered into or obtained for the TECOTA Building by TERRENAP or EPIK Communications. Nothing contained herein shall preclude TWW from acting as a tenant's agent for any other potential TECOTA tenant.

         21. AUTHORITY. The signatories hereto, by their signature below, personally represent that they have the authority to enter into this Letter Agreement and to bind their respective principals by their signatures.

         22. REMEDIES. In the event of a default under this letter agreement by any party, the non-defaulting party may avail itself of any and all rights and remedies at law, in equity or under this letter agreement, including without limitation or election, the right of specific performance against the defaulting party.

         23. GENERAL INDEMNITY, HOLD HARMLESS AND SURVIVAL OF COVENANTS. Each of MP and TWW agrees to indemnify and hold the other harmless from all obligations which such party agrees to assume, undertake or perform pursuant to this letter agreement and/or any other agreement or other document executed and delivered by such party in connection herewith, including all representations made by such party hereunder or under such other agreements and/or documents. All covenants and representations contained in this letter agreement and/or any other agreement or other document executed and delivered in connection herewith shall survive Closing.

         24. INTENTIONALLY DELETED.

         25. SUBJECT TO BOCA SENIOR LENDER APPROVAL. The parties hereto understand and acknowledge that, pursuant to Section 3.13 of the Mortgage and Security Agreement (the "Senior Mortgage") executed by Boca Technology Center,

Manuel D. Medina, Chairman
Terremark Worldwide, Inc.
Page 20
February 27, 2001


LLC ("Boca Tech Center") dated April 15, 2000, Boca Tech Center must obtain the consent of the holder of the Senior Mortgage (the "Boca Senior Lender") prior to consenting to any amendment of the property management agreement, asset management agreement or development agreement (collectively, the "Boca Agreements") and/or any assignment thereof to a new property manager. Notwithstanding anything contained in this letter agreement to the contrary, in the event that such consent of the Boca Senior Lender has not been obtained on or before the Delivery Date, the provisions of this letter agreement shall be amended in accordance with the provisions described in this paragraph 25 below until such time (if at all) that such consent of the Boca Senior Lender has been obtained.

                  (A) TWW shall continue to manage each of the CBH Projects in its normal fashion utilizing only those employees asterisked on SCHEDULE 4.1 and shall continue to pay in a timely fashion all ordinary and customary business expenses attributable to the management thereof. It shall be solely the responsibility of TWW to manage, supervise and operate each of the CBH Projects until the consent of the Boca Senior Lender has been obtained, and each of TWW and MP agrees to cooperate with the other in good faith with respect to each of the foregoing, all in accordance with the terms of this paragraph 25.

                  (B) The parties hereto understand, acknowledge and agree that, during this period, all management, leasing and development income attributable to the CBH Agreements (other than the Earned Commissions, which are attributable to the period prior to the Delivery Date and are considered earned by MP during such period) shall continue to be earned by and payable to, and all expenses, obligations and liabilities attributable to the CBH Agreements shall continue to be the sole responsibility of, TWW and shall be excluded from the determination of income, expenses, obligations and liabilities to be prorated and adjusted under this letter agreement from and after the Adjustment Date, unless and until such consent of the Boca Senior Lender has been obtained (in which event closing reconciliations and adjustments shall be made with respect to all such income, expenses, obligations and liabilities). SCHEDULES 1.3(C)-1 AND 1.3(C)-2, together with all applicable closing adjustments, shall be equitably modified and adjusted to take into account the provisions of this paragraph
                           25. All such expenses, obligations and liabilities, reduced by any such sums directly reimbursed by a CBH

Manuel D. Medina, Chairman
Terremark Worldwide, Inc.
Page 21
February 27, 2001


                           Project owner in accordance with the applicable CBH Agreement, are hereinafter collectively referred to as the "CBH Operating Expenses", and all such management, leasing and development income attributable to the CBH Projects is hereinafter collectively referred to as the "CBH Operating Income".

                  (C) All management, development and leasing activities with respect to each of the CBH Projects shall be under the supervision of the owners thereof in accordance with the applicable CBH Agreements and the Operating Agreements of the respective CBH Projects.

                  (D) MP shall cause each of the CBH Project owners to fund all CBH Operating Income and all reimbursable expenses under the applicable CBH Agreements in a timely fashion.

                  (E) All of those T-Rex employees designated with an asterisk or other descriptive mark on SCHEDULE 4.1 shall be retained by, and remain the full-time employees of, TWW (including all applicable compensation and other benefits which they currently receive as TWW employees), unless and until otherwise directed by MP. Such employees shall be devoted solely to the management, development and leasing of the CBH Projects in accordance with the applicable CBH Agreements.

                  (F) Notwithstanding anything contained in this paragraph 25 to the contrary, at any time or times upon request by MP (and subject to any further consents or requirements of Lehman Brothers), TWW agrees to assign to MP (or its affiliate) all of the CBH Agreements pertaining to the Hartford and/or Cleveland projects, in accordance with the provisions of subparagraph 25(J) below and the other applicable provisions of this letter agreement.

                  (G) In addition to and not in limitation of the provisions of paragraph 10 hereof, in the event that the consent of the Boca Senior Lender has not been obtained by Closing, the Escrow Agent shall, at Closing, retain the sum of Fifty Thousand Dollars ($50,000) in the aggregate from the cash Escrow deposit (together with any interest earned thereon, the "Post-Closing Escrow") in order to fund CBH Operating Expenses under this paragraph 25 as and when due to the extent such payments must be made in advance of TWW's receipt of CBH Operating Income under this paragraph 25, which Post-Closing Escrow

Manuel D. Medina, Chairman
Terremark Worldwide, Inc.
Page 22
February 27, 2001


                           shall be the property of MP, subject to the provisions of this paragraph 25(G); provided, however, that TWW may, upon written notice to MP, draw upon the Post-Closing Escrow at any time without any required consent to fund any CBH Operating Expenses in connection with the operation of the T-Rex business by TWW under this paragraph 25. In the event that the consent of the Boca Senior Lender is obtained, the balance of the Post-Closing Escrow shall be delivered by the Escrow Agent to MP at closing pursuant to paragraph 25(J) below, and any CBH Operating Expenses funded out of the Post-Closing Escrow shall be reconciled and be a part of the closing adjustments pursuant to paragraph 25(J) below.

                  (H) As additional consideration for the assumption of the T-Rex Assumed Liabilities and other obligations and indemnifications of MP under this letter agreement, including, the agreement to assume and adjust for the employees listed on SCHEDULE 4.1 as and when required pursuant to this letter agreement and the assumption and adjustment for such other liabilities and closing adjustments pertaining to the CBH Agreements and the Business of T-Rex pursuant to subparagraph 25(J) below, and as consideration for any accounting services which MP shall provide to TWW upon request in connection with TWW's obligations under the CBH Agreements, TWW agrees to cause to be paid to MP (or its designee), on a monthly basis on or before the tenth (10th) day of each calendar month in arrears, an aggregate sum equal to the CBH Operating Income, reduced by the CBH Operating Expenses; provided, however, that any obligation of TWW to pay to MP any portion of the net CBH Operating Income shall be subject to any intervening rights which may be exercised by Lehman Brothers, the Boca Senior Lender or any other person or entity claiming any rights pursuant to any agreement applicable to the respective CBH Projects.

                  (I) Each of TWW and MP may take any and all steps which it deems reasonably necessary to obtain any or all of such consents by the Boca Senior Lender.

                  (J) Within two (2) business days after the consent of the Boca Senior Lender has been obtained, (i) the parties shall execute and deliver all such additional assignments, agreements, assumptions, indemnifications, releases, bills of sale, amendments, instruments and other documents required to be performed by the parties under this letter agreement in order to effectuate the assignment and assumption of the Boca Agreement (and, if applicable the other CBH Agreements) and all necessary closing adjustments and prorations; (ii) the parties shall execute and deliver all such other documents

Manuel D. Medina, Chairman
Terremark Worldwide, Inc.
Page 23
February 27, 2001


                           necessary to complete all of the other transactions contemplated by this letter agreement which remain uncompleted and which would have been completed if the consent of the Boca Senior Lender had been obtained by the Delivery Date; and (ii) to take all such other actions and to execute and deliver all such other documents as may be reasonably necessary or required to effectuate all of the transactions contemplated herein as if such consent of the Senior Lender had been obtained by the Delivery Date.

         26. THIRD PARTY TRANSACTION FEES. It is understood and agreed that (i) the fees and costs, if any, charged by Lehman Brothers (or any affiliate thereof), the Boca Senior Lender, in connection with those aspects of the transaction pertaining to the T-Rex projects located in Cleveland, Ohio; Boca Raton, Florida; and Hartford, Connecticut and the deposits, rights and claims pertaining to the T-Rex projects in Sterling, Virginia and Chicago, Illinois shall be the sole responsibility of MP; (ii) the fees and costs, if any charged in connection with those aspects of the transaction pertaining to the TECOTA Building and/or the TECOTA Owner, including fees and costs which may be charged now or in the future by Ocean Bank, shall be the sole responsibility of TWW; and
(iii) the fees and costs of Broad & Cassel in its capacity of Escrow Agent shall be borne equally (50/50) by MP and TWW.

         27. FURTHER ASSURANCES. Each of the parties hereto covenants and agrees, at the reasonable request of any other party [and, except as expressly set forth in this letter agreement, without liability or cost (other than nominal legal fees)], to take all such other actions and to execute and deliver all such other documents as may be reasonably necessary or required to effectuate all of the transactions contemplated herein.

                     [Signatures appear on following pages.]

Manuel D. Medina, Chairman
Terremark Worldwide, Inc.
Page 24
February 27, 2001


         If you agree that the foregoing accurately reflects our understanding, please countersign this Letter Agreement in the space indicated below.

                                         Sincerely,

                                         MP Telecom LLC

                                         By: /s/ CLIFFORD J. PREMINGER
                                            ---------------------------------
                                              Clifford J. Preminger,
                                                  Managing Member

AGREED:

Terremark Worldwide, Inc.


By:
      Name:
           -----------------------------
      Title:
           -----------------------------

Date:
     -----------------------------------

         The following hereby join in this Agreement to evidence their consent to be bound by the terms hereof.

                                              /s/ CLIFFORD J. PREMINGER
                                              --------------------------
                                              Clifford J. Preminger


                                              /s/ THOMAS M. MULROY
                                              ---------------------------
                                              Thomas M. Mulroy

                                              /s/ MANUEL MEDINA
                                               --------------------------
                                              Manuel Medina

Manuel D. Medina, Chairman
Terremark Worldwide, Inc.
Page 25
February 27, 2001



         The undersigned hereby join in this letter for the limited purposes of agreeing to the lockout provisions set forth in paragraph 8 hereof.

ZACHARY PREMINGER TRUST


  /s/ CLIFFORD J. PREMINGER                /s/ STEVEN M. GLAZER
  ---------------------------------        -------------------------------
  Clifford J. Preminger, Trustee           Steven M. Glazer


  /s/ REBECCA B. PREMINGER                 /s/ GARY R. SIEGEL
  ---------------------------------        -------------------------------
  Rebecca B. Preminger                     Gary R. Siegel


  /s/ JAN G. GLAZER                        /s/ MICHAEL KATZ
  ---------------------------------        -------------------------------
  Jan G. Glazer                            Michael Katz


                                           ARJ, LLC


  /s/ LAURA S. SIEGEL                      By /s/ AVIVA D. BUDD
  ---------------------------------        -------------------------------
  Laura S. Siegel                          Aviva D. Budd, Managing Member


  /s/ DOROTHY E. MULROY                    /s/ BRIAN K. GOODKIND
  ---------------------------------        -------------------------------
  Dorothy E. Mulroy                        Brian K. Goodkind


  1999 GLAZER FAMILY TRUST                 1999 PREMINGER FAMILY TRUST


  By /s/ CLIFFORD J. PREMINGER             By /s/ STEVEN M. GLAZER
     ------------------------------          -----------------------------
     Clifford J. Preminger, Trustee          Steven M. Glazer, Trustee

Manuel D. Medina, Chairman
Terremark Worldwide, Inc.
Page 26
February 27, 2001



GARY R. SIEGEL FAMILY TRUST                 1999 MULROY FAMILY TRUST

By  /s/ LAURA S. SIEGEL                   By /s/ J. RICHARD RYAN
     ------------------------------          -----------------------------
    Laura S. Siegel, Trustee                 J. Richard Ryan, Trustee